SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS
THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. __)*

Splunk, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

848637104

(CUSIP Number)

December 31, 2012

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)

[_]  Rule 13d-1(c)

[X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1 of 23 Pages

Exhibit Index Contained on Page 20

CUSIP NO. 848637104	13 G	Page 2 of 23

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON August Capital III, L.P. (“August III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [_] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
7,507,775 shares, except that August Capital Management III, L.L.C. (“ACM III”), the general partner of August III, may be deemed to have sole power to vote these shares, and John R. Johnston (“Johnston”), David F. Marquardt (“Marquardt”) and Andrew S. Rappaport (“Rappaport”), the members of ACM III, may be deemed to have shared power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
7,507,775 shares, except that ACM III, the general partner of August III, may be deemed to have sole power to dispose of these shares, and Johnston, Marquardt and Rappaport, the members of ACM III, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,507,775
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.7%
12	TYPE OF REPORTING PERSON* PN

CUSIP NO. 848637104	13 G	Page 3 of 23

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON August Capital Strategic Partners III, L.P. (“August Strategic III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [_] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
136,831 shares, except that ACM III, the general partner of August Strategic III, may be deemed to have sole power to vote these shares, and Johnston, Marquardt and Rappaport, the members of ACM III, may be deemed to have shared power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
136,831 shares, except that ACM III, the general partner of August Strategic III, may be deemed to have sole power to dispose of these shares, and Johnston, Marquardt and Rappaport, the members of ACM III, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 136,831
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON* PN

CUSIP NO. 848637104	13 G	Page 4 of 23

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON August Capital III Founders Fund, L.P. (“August III Founders”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [_] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
421,157 shares, except that ACM III, the general partner of August III Founders, may be deemed to have sole power to vote these shares, and Johnston, Marquardt and Rappaport, the members of ACM III, may be deemed to have shared power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
421,157 shares, except that ACM III, the general partner of August III Founders, may be deemed to have sole power to dispose of these shares, and Johnston, Marquardt and Rappaport, the members of ACM III, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 421,157
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12	TYPE OF REPORTING PERSON* PN

CUSIP NO. 848637104	13 G	Page 5 of 23

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON August Capital Management III, L.L.C. (“ACM III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [_] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
8,203,295 shares, of which 7,507,775 shares are directly owned by August III, 136,831 shares are directly owned by August Strategic III, 421,157 shares are directly owned by August III Founders and 137,532 shares are held in nominee form for the benefit of persons associated with ACM III. ACM III, the general partner of August III, August Strategic III and August III Founders, may be deemed to have sole power to vote these shares, and Johnston, Marquardt and Rappaport, the members of ACM III, may be deemed to have shared power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
8,203,295 shares, of which 7,507,775 shares are directly owned by August III, 136,831 shares are directly owned by August Strategic III, 421,157 shares are directly owned by August III Founders and 137,532 shares are held in nominee form for the benefit of persons associated with ACM III. ACM III, the general partner of August III, August Strategic III and August III Founders, may be deemed to have sole power to dispose of these shares, and Johnston, Marquardt and Rappaport, the members of ACM III, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,203,295
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.3%
12	TYPE OF REPORTING PERSON* OO

CUSIP NO. 848637104	13 G	Page 6 of 23

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON August Capital V, L.P. (“August V”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [_] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
10,786 shares, except that August Capital Management V, L.L.C. (“ACM V”), the general partner of August V, may be deemed to have sole power to vote these shares, and Howard Hartenbaum (“Hartenbaum”), David M. Hornik (“Hornik”), Johnston, Marquardt, Vivek Mehra (“Mehra”) and Rappaport, the members of ACM V, may be deemed to have shared power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
10,786 shares, except that ACM V, the general partner of August V, may be deemed to have sole power to dispose of these shares, and Hartenbaum, Hornik, Johnston, Marquardt, Mehra and Rappaport, the members of ACM V, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,786
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON* PN

CUSIP NO. 848637104	13 G	Page 7 of 23

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON August Capital Strategic Partners V, L.P. (“August Strategic V”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [_] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
91 shares, except that ACM V, the general partner of August Strategic V, may be deemed to have sole power to vote these shares, and Hartenbaum, Hornik, Johnston, Marquardt, Mehra and Rappaport, the members of ACM V, may be deemed to have shared power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
91 shares, except that ACM V, the general partner of August Strategic V, may be deemed to have sole power to dispose of these shares, and Hartenbaum, Hornik, Johnston, Marquardt, Mehra and Rappaport, the members of ACM V, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 91
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON* PN

CUSIP NO. 848637104	13 G	Page 8 of 23

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON August Capital Management V, L.L.C. (“ACM V”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [_] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
10,955 shares, of which 10,786 shares are directly owned by August V, 91 shares are directly owned by August Strategic V and 78 shares are held in nominee form for the benefit of persons associated with ACM V. ACM V, the general partner of August V and August Strategic V, may be deemed to have sole power to vote these shares, and Hartenbaum, Hornik, Johnston, Marquardt, Mehra and Rappaport, the members of ACM V, may be deemed to have shared power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
10,955 shares, of which 10,786 shares are directly owned by August V, 91 shares are directly owned by August Strategic V and 78 shares are held in nominee form for the benefit of persons associated with ACM V. ACM V, the general partner of August V and August Strategic V, may be deemed to have sole power to dispose of these shares, and Hartenbaum, Hornik, Johnston, Marquardt, Mehra and Rappaport, the members of ACM V, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,955
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON* OO

CUSIP NO. 848637104	13 G	Page 9 of 23

1	NAME OF REPORTING PERSON Howard Hartenbaum (“Hartenbaum”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [_] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
6	SHARED VOTING POWER
10,955 shares, of which 10,786 shares are directly owned by August V, 91 shares are directly owned by August Strategic V and 78 shares are held in nominee form for the benefit of persons associated with ACM V. Hartenbaum is a member of ACM V, the general partner of August V and August Strategic V, and may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER 0 shares
8	SHARED DISPOSITIVE POWER
10,955 shares, of which 10,786 shares are directly owned by August V, 91 shares are directly owned by August Strategic V and 78 shares are held in nominee form for the benefit of persons associated with ACM V. Hartenbaum is a member of ACM V, the general partner of August V and August Strategic V, and may be deemed to have shared power to dispose of these shares.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,955
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON* IN

CUSIP NO. 848637104	13 G	Page 10 of 23

1	NAME OF REPORTING PERSON David M. Hornik (“Hornik”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [_] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
6	SHARED VOTING POWER
10,955 shares, of which 10,786 shares are directly owned by August V, 91 shares are directly owned by August Strategic V and 78 shares are held in nominee form for the benefit of persons associated with ACM V. Hornik is a member of ACM V, the general partner of August V and August Strategic V, and may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER 0 shares
8	SHARED DISPOSITIVE POWER
10,955 shares, of which 10,786 shares are directly owned by August V, 91 shares are directly owned by August Strategic V and 78 shares are held in nominee form for the benefit of persons associated with ACM V. Hornik is a member of ACM V, the general partner of August V and August Strategic V, and may be deemed to have shared power to dispose of these shares.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,955
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON* IN

CUSIP NO. 848637104	13 G	Page 11 of 23

1	NAME OF REPORTING PERSON John R. Johnston (“Johnston”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [_] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 305,919 shares
6	SHARED VOTING POWER
8,214,250 shares, of which 7,507,775 shares are directly owned by August III, 136,831 shares are directly owned by August Strategic III, 421,157 shares are directly owned by August III Founders, 137,532 shares are held in nominee form for the benefit of persons associated with ACM III, 10,786 shares are directly owned by August V, 91 shares are directly owned by August Strategic V and 78 shares are held in nominee form for the benefit of persons associated with ACM V. Johnston is a member of ACM III, the general partner of August III, August Strategic III and August III Founders, and is a member of ACM V, the general partner of August V and August Strategic V, and may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER 305,919 shares
8	SHARED DISPOSITIVE POWER
8,214,250 shares, of which 7,507,775 shares are directly owned by August III, 136,831 shares are directly owned by August Strategic III, 421,157 shares are directly owned by August III Founders, 137,532 shares are held in nominee form for the benefit of persons associated with ACM III, 10,786 shares are directly owned by August, 91 shares are directly owned by August Strategic V and 78 shares are held in nominee form for the benefit of persons associated with ACM V. Johnston is a member of ACM III, the general partner of August III, August Strategic III and August III Founders, and is a member of ACM V, the general partner of August V and August Strategic V, and may be deemed to have shared power to dispose of these shares.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,520,169
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.6%
12	TYPE OF REPORTING PERSON* IN

CUSIP NO. 848637104	13 G	Page 12 of 23

1	NAME OF REPORTING PERSON David F. Marquardt (“Marquardt”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [_] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 640,045 shares
6	SHARED VOTING POWER
8,214,250 shares, of which 7,507,775 shares are directly owned by August III, 136,831 shares are directly owned by August Strategic III, 421,157 shares are directly owned by August III Founders, 137,532 shares are held in nominee form for the benefit of persons associated with ACM III, 10,786 shares are directly owned by August V, 91 shares are directly owned by August Strategic V and 78 shares are held in nominee form for the benefit of persons associated with ACM V. Marquardt is a member of ACM III, the general partner of August III, August Strategic III and August III Founders, and is a member of ACM V, the general partner of August V and August Strategic V, and may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER 640,045 shares
8	SHARED DISPOSITIVE POWER
8,214,250 shares, of which 7,507,775 shares are directly owned by August III, 136,831 shares are directly owned by August Strategic III, 421,157 shares are directly owned by August III Founders, 137,532 are held in nominee form for the benefit of persons associated with ACM III, 10,786 shares are directly owned by August V, 91 shares are directly owned by August Strategic V and 78 are held in nominee form for the benefit of persons associated with ACM V. Marquardt is a member of ACM III, the general partner of August III, August Strategic III and August III Founders, and is a member of ACM V, the general partner of August V and August Strategic V, and may be deemed to have shared power to dispose of these shares.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,854,295
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.0%
12	TYPE OF REPORTING PERSON* IN

CUSIP NO. 848637104	13 G	Page 13 of 23

1	NAME OF REPORTING PERSON Vivek Mehra (“Mehra”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [_] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
6	SHARED VOTING POWER
10,955 shares, of which 10,786 shares are directly owned by August V, 91 shares are directly owned by August Strategic V and 78 shares are held in nominee form for the benefit of persons associated with ACM V. Mehra is a member of ACM V, the general partner of August V and August Strategic V, and may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER 0 shares
8	SHARED DISPOSITIVE POWER
10,955 shares, of which 10,786 shares are directly owned by August V, 91 shares are directly owned by August Strategic V and 78 shares are held in nominee form for the benefit of persons associated with ACM V. Mehra is a member of ACM V, the general partner of August V and August Strategic V, and may be deemed to have shared power to dispose of these shares.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,955
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON* IN

CUSIP NO. 848637104	13 G	Page 14 of 23

1	NAME OF REPORTING PERSON Andrew S. Rappaport (“Rappaport”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [_] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 30,000 shares
6	SHARED VOTING POWER
8,214,250 shares, of which 7,507,775 shares are directly owned by August III, 136,831 shares are directly owned by August Strategic III, 421,157 shares are directly owned by August III Founders, 137,532 shares are held in nominee form for the benefit of persons associated with ACM III, 10,786 shares are directly owned by August V, 91 shares are directly owned by August Strategic V and 78 shares are held in nominee form for the benefit of persons associated with ACM V. Rappaport is a member of ACM III, the general partner of August III, August Strategic III and August III Founders, and is a member of ACM V, the general partner of August V and August Strategic V, and may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER 30,000 shares
8	SHARED DISPOSITIVE POWER
8,214,250 shares, of which 7,507,775 shares are directly owned by August III, 136,831 shares are directly owned by August Strategic III, 421,157 shares are directly owned by August III Founders, 137,532 shares are held in nominee form for the benefit of persons associated with ACM III, 10,786 shares are directly owned by August V, 91 shares are directly owned by August Strategic V and 78 shares are held in nominee form for the benefit of persons associated with ACM V. Rappaport is a member of ACM III, the general partner of August III, August Strategic III and August III Founders, and is a member of ACM V, the general partner of August V and August Strategic V, and may be deemed to have shared power to dispose of these shares.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,244,250
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.4%
12	TYPE OF REPORTING PERSON* IN

CUSIP NO. 848637104	13 G	Page 15 of 23

ITEM 1(A). NAME OF ISSUER

Splunk, Inc.

ITEM 1(B). ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

250 Brannan Street

San Francisco, CA 94107

ITEM 2(A). NAME OF PERSONS FILING

This Schedule 13G is filed by August Capital III, L.P., a Delaware limited partnership (“August III”), August Capital Strategic Partners III, L.P., a Delaware limited partnership (“August Strategic III”), August Capital III Founders Fund, L.P., a Delaware limited partnership (“August III Founders”), August Capital Management III, L.L.C., a Delaware limited liability company (“ACM III”), August Capital V, L.P., a Delaware limited partnership (“August V”), August Capital Strategic Partners V, L.P., a Delaware limited partnership (“August Strategic V”), and August Capital Management V, L.L.C., a Delaware limited liability company (“ACM V”), and Howard Hartenbaum (“Hartenbaum”), David M. Hornik (“Hornik”), John R. Johnston (“Johnston”), David F. Marquardt (“Marquardt”) , Vivek Mehra (“Mehra”) and Andrew S. Rappaport (“Rappaport”). The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

ACM III is the general partner of August III, August Strategic III and August III Founders, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by August III, August Strategic III and August III Founders. Johnston, Marquardt and Rappaport are members of ACM III, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by August III, August Strategic III and August III Founders.

ACM V is the general partner of August V and August Strategic V, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by August V and August Strategic V. Hartenbaum, Hornik, Johnston, Marquardt, Mehra and Rappaport are members of ACM V, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by August V and August Strategic V.

ITEM 2(B). ADDRESS OF PRINCIPAL OFFICE

The address for each of the Reporting Persons is:

August Capital
2480 Sand Hill Road
Suite 101
Menlo Park, California 94025

ITEM 2(C). CITIZENSHIP

August III, August Strategic III, August III Founders, August V and August Strategic V are Delaware limited partnerships. ACM III and ACM V are Delaware limited liability companies. Hartenbaum, Hornik, Johnston, Marquardt, Mehra and Rappaport are United States citizens.

ITEM 2(D). TITLE OF CLASS OF SECURITIES

Common Stock, $0.001 par value

ITEM 2(E). CUSIP NUMBER

CUSIP NO. 848637104	13 G	Page 16 of 23

848637104

ITEM 3. Not Applicable

ITEM 4. OWNERSHIP

The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2012.

(a)	Amount beneficially owned: See Row 9 of cover page for each Reporting Person.

(b)	Percent of Class: See Row 11 of cover page for each Reporting Person.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: See Row 5 of cover page for each Reporting Person.

(ii)	Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of: See Row 8 of cover page for each Reporting Person.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Under certain circumstances set forth in the limited partnership agreements of August III, August Strategic III, August III Founders, August V and August Strategic V, and the limited liability company agreements of ACM III and ACM V, the general partner and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

CUSIP NO. 848637104	13 G	Page 17 of 23

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10. CERTIFICATION.

Not applicable.

CUSIP NO. 848637104	13 G	Page 18 of 23

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2013	August Capital III, L.P.

By: August Capital Management III, L.L.C.

Its: General Partner

By: /s/ John R. Johnston
John R. Johnston, Member

August Capital Strategic Partners III, L.P.

By: August Capital Management III, L.L.C.

Its: General Partner

By: /s/ John R. Johnston
John R. Johnston, Member

August Capital III Founders Fund, L.P.

By: August Capital Management III, L.L.C.

Its: General Partner

By: /s/ John R. Johnston
John R. Johnston, Member

August Capital Management III, L.L.C.

By: /s/ John R. Johnston
John R. Johnston, Member

August Capital V, L.P.

By: August Capital Management V, L.L.C.

Its: General Partner

By: /s/ David Hornik
David Hornik, Member

CUSIP NO. 848637104	13 G	Page 19 of 23

August Capital Strategic Partners V, L.P.

By: August Capital Management V, L.L.C.

Its: General Partner

By: /s/ David Hornik
David Hornik, Member

August Capital Management V, L.L.C.

By: /s/ David Hornik
David Hornik, Member

/s/ Howard Hartenbaum

Howard Hartenbaum

/s/ David Hornik

David M. Hornik

/s/ John R. Johnston

John R. Johnston

/s/ David F. Marquardt

David F. Marquardt

/s/ Vivek Mehra

Vivek Mehra

/s/ Andrew S. Rappaport

Andrew S. Rappaport

CUSIP NO. 848637104	13 G	Page 21 of 23

EXHIBIT INDEX

Found on Sequentially
Exhibit	Numbered Page
Exhibit A: Agreement of Joint Filing	21

CUSIP NO. 848637104	13 G	Page 22 of 23

exhibit A

Agreement of Joint Filing

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Splunk, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: February 13, 2013	August Capital III, L.P.

By: August Capital Management III, L.L.C.

Its: General Partner

By: /s/ John R. Johnston
John R. Johnston, Member

August Capital Strategic Partners III, L.P.

By: August Capital Management III, L.L.C.

Its: General Partner

By: /s/ John R. Johnston
John R. Johnston, Member

August Capital III Founders Fund, L.P.

By: August Capital Management III, L.L.C.

Its: General Partner

By: /s/ John R. Johnston
John R. Johnston, Member

August Capital Management III, L.L.C.

By: /s/ John R. Johnston
John R. Johnston, Member

August Capital V, L.P.

By: August Capital Management V, L.L.C.

Its: General Partner

By: /s/ David Hornik
David Hornik, Member

CUSIP NO. 848637104	13 G	Page 23 of 23

August Capital Strategic Partners V, L.P.

By: August Capital Management V, L.L.C.

Its: General Partner

By: /s/ David Hornik
David Hornik, Member

August Capital Management V, L.L.C.

By: /s/ David Hornik
David Hornik, Member

/s/ Howard Hartenbaum

Howard Hartenbaum

/s/ David Hornik

David M. Hornik

/s/ John R. Johnston

John R. Johnston

/s/ David F. Marquardt

David F. Marquardt

/s/ Vivek Mehra

Vivek Mehra

/s/ Andrew S. Rappaport

Andrew S. Rappaport